Exhibit 99.1

                    PRESS RELEASE

Lexington, Tennessee - December 2, 1999 - Community National Corporation ("CNC") and Community National Bancorp, Inc. ("Bancorp") announced today the execution of an Agreement to Merge. CNC is the parent company of Community National Bank of Tennessee, with its principal offices located in Lexington, Tennessee. Bancorp is a newly-formed entity, organized to facilitate the acquisition of CNC by a group of individuals, some of whom are currently shareholders of CNC (the "Investor Group"). CNC had approximately $39.8 million in assets and $8.6 million of stockholders' equity at September 30, 1999.

Under the Agreement, Bancorp will merge with and into CNC. Each share of Bancorp common stock will be exchanged for one share of CNC common stock. CNC shareholders who are members of the Investor Group will retain their shares of CNC stock. Shareholders who are not members of the Investor Group will receive $14.75 in cash per share of CNC stock. It is anticipated that shareholders holding approximately 471,000 shares of stock will receive cash in the transaction, resulting in aggregate cash consideration of approximately $7 million. It is also anticipated that the transaction will result in the surviving company being a privately-held corporation, no longer subject to Securities and Exchange Commission reporting requirements under the Securities Exchange Act of 1934.

CNC Chairman, Arba Taylor said, "We believe the merger to be in the best interests of our shareholders and our customers. We are confident that CNC will continue to provide the same high level of service enjoyed by our customers for over the past 38 years."

Community National Bank of Tennessee will continue to operate its present locations under the Community Bank name.

The merger of CNC and Bancorp is subject to approval by CNC shareholders and federal bank regulators. CNC and Bancorp anticipate the proposed combination will occur by March 31, 2000.

CNC's common stock is traded on the over the counter market with quotations available through the OTC electronic bulletin board with the symbol "CNLK."

This announcement is neither an offer of securities nor solicitation of proxies. Proxies will only be solicited pursuant to a definitive proxy statement to be mailed to the CNC shareholders at a later date.

For more information, contact Arba Taylor of Community National
Corporation at (901) 968-6624.